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EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

        Our earnings were insufficient to cover fixed charges for the years ended December 31, 2016, 2014, 2013 and 2012. The following table sets forth our deficiency of earnings to cover fixed charges for the years ended December 31, 2016, 2014, 2013 and 2012 and our ratio of earnings to fixed charges for the year ended December 31, 2015. Amounts shown are in thousands.

	Year Ended December 31,
	2016	2015	2014	2013	2012
Earnings:
(Loss) income before tax	$(29,537)	$46	$(35,670)	$(38,379)	$(68,881)
Fixed charges(1)	177	219	234	356	369

Total earnings	$(29,360)	$265	$(35,436)	$(38,023)	$(68,512)

Ratio of earnings to fixed charges(2)	N/A	1.2	N/A	N/A	N/A
Coverage deficiency	$(29,360)	N/A	$(35,436)	$(38,023)	$(68,512)

(1)
Fixed charges consist of the estimated portion of rent expense deemed to be representative of the interest factor of rental payments under operating leases.

(2)
The ratio of earnings to fixed charges was computed by dividing total earnings by fixed charges.

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  EXHIBIT 12.1
RATIO OF EARNINGS TO FIXED CHARGES